UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G-A
                                 (Rule 13d-102)

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                              New South Africa Fund
         ---------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)


                                    64880R101
                          -----------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form ith respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 11 Pages

-------------------------                           ---------------------------
|CUSIP NO. 64880R101    |           13G            |   Page  2  of  11  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  President and Fellows of Harvard College                           |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Massachusetts                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 355,500 shares                           |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | --                                       |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 355,500 shares                           |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | --                                       |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 355,500 shares                                                      |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 7.9%                                                                |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | EP                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




                               Page 2 of 11 Pages

-------------------------                           ---------------------------
|CUSIP NO. 64880R101    |           13G            |   Page  3  of  11  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  The Harvard University Master Trust Fund                           |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Massachusetts                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 6,100 shares                             |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | -                                        |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 6,100 shares                             |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | --                                       |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 6,100 shares                                                        |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 0.1%                                                                |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | EP                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




                               Page 3 of 11 Pages

                                  SCHEDULE 13G
                                  ------------


Item 1(a) Name of Issuer:
               New South Africa Fund

     1(b) Address of Issuer's Principal Executive Offices:
               101 Carnegie Center
               Princeton, NJ 08540

Item 2(a) Name of Person Filing:

               (i)  President and Fellows of Harvard College ("P&F")

               (ii) The Harvard University Master Trust Fund ("HUMT")

     2(b) Address of Principal Business Office or, if none, Residence:

               (i)  P&F: c/o Harvard Management Company, Inc.
                    600 Atlantic Avenue
                    Boston, MA 02210

               (ii) HUMT: 1350 Massachusetts Avenue
                    Holyoke Center, Room 340
                    Cambridge, MA 02138

     2(c) Citizenship:
               (i)  P&F: Massachusetts
               (ii) HUMT: Massachusetts

     2(d) Title of Class of Securities:
                    Common Stock

     2(e) CUSIP Number:
                    64880R101

Item 3    If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b):
                    The entities filing are a Group in accordance with Rule 13d-1(b)(l)(ii)(H).

Item 4    Ownership:

          4(a) Amount beneficially owned:
               (i)  P&F: 355,500 shares
               (ii) HUMT: 6,100 shares


                               Page 4 of 11 Pages

          4(b) Percent of Class:
               (i)  P&F: 7.9%
               (ii) HUMT: 0.1%


          4(c) Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote:
                    (i)  P&F: 355,500 shares
                    (ii) HUMT: 6,100 shares

               (ii) shared power to vote or to direct the vote:
                    ---------

               (iii) sole power to dispose or to direct the disposition of:
                    (i) P&F: 355,500 shares
                    (ii) HUMT: 6,100 shares

               (iv) shared power to dispose or to direct the disposition of:
                    --------

Item 5    Ownership of Five Percent or Less of a Class:
                    Not Applicable.

Item 6    Ownership of More than Five Percent on Behalf of Another Person:
                    Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                    Not Applicable.

Item 8    Identification and Classification of Members of the Group:
                    See Exhibit A.

Item 9    Notice of Dissolution of Group:
                    Not Applicable.



                               Page 5 of 11 Pages

Item 10   Certification:

          By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                              PRESIDENT AND FELLOWS OF HARVARD COLLEGE


                              By: /s/ Verne O. Sedlacek
                                 ----------------------------------
                                 Name:  Verne O. Sedlacek
                                 Title:    Authorized Signatory


                              THE HARVARD UNIVERSITY MASTER TRUST FUND


                              By: /s/ Verne O. Sedlacek
                                 ----------------------------------
                                 Name:  Verne O. Sedlacek
                                 Title:    Authorized Signatory


February 12, 1997

Pursuant to Rule 101(a)(2)(ii) of Regulation S-T, attached hereto as Exhibit B to this Schedule 13G-A is a copy of the initial Schedule 13G.

                                Page 6 of 11 Pages

                                    Exhibit A
                                    ---------


               Member of Group                           Item 3 Classification
               ---------------                           ---------------------

(1)   President and Fellows of Harvard College                  EP

(2)   The Harvard University Master Trust Fund                  EP


                               Page 7 of 11 Pages

                                                                       Exhibit B
                                                                       ---------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*


                           New South Africa Fund Inc.
        ----------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)


                                    64880R101
                          -----------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with the statement [X] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reportin person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 8 of 11 Pages

-------------------------                           ---------------------------
|CUSIP NO. 64880R101    |           13G            |   Page  9  of  11  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  President and Fellows of Harvard College                           |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Massachusetts                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 247,200 shares                           |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | --                                       |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 247,200 shares                           |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | --                                       |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 247,200 shares                                                      |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 5.2%                                                                |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | EP                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 9 of 11 Pages

                                  SCHEDULE 13G
                                  ------------

Item 1(a) Name of Issuer:
               New South Africa Fund Inc.

     1(b) Address of Issuer's Principal Executive Offices:
               101 Carnegie Center
               Princeton, NJ 08540

Item 2(a) Name of Person Filing:
               President and Fellows of Harvard College

     2(b) Address of Principal Business Office or, if none,
               Residence:
                    c/o Harvard Management Company, Inc.
                    600 Atlantic Avenue
                    Boston, MA 02210

     2(c) Citizenship:
               Massachusetts

     2(d) Title of Class of Securities:
               Common Stock

     2(e) CUSIP Number:
               64880R101

Item 3    If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b):
               The reporting person is an Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund.

Item 4(a) Amount beneficially owned:
               247,200 shares

     4(b) Percent of Class:
               5.2%

     4(c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:
               247,200 shares

          (ii) shared power to vote or to direct the vote:
               ------

                               Page 10 of 11 Pages

          (iii) sole power to dispose or to direct the disposition of:
               247,200 shares

          (iv) shared power to dispose or to direct the disposition of:
               -----

Item 5    Ownership of Five Percent or less of a Class:
               Not Applicable.

Item 6    Ownership of more than Five Percent on behalf of another person:
               Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
               Not Applicable.

Item 8    Identification and Classification of Members of the Group:
               Not Applicable.


Item 9    Notice of Dissolution of Group:
               Not Applicable.

Item 10   Certification:

          By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

          After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                     PRESIDENT AND FELLOWS OF
                                        HARVARD COLLEGE


                                     By:  /s/  Verne O. Sedlacek
                                        ------------------------------
                                        Name:  Verne O. Sedlacek
                                        Title: Authorized Signatory


February 13, 1996

                               Page 11 of 11 Pages